EXHIBIT 4.01

                             REGISTRATION AGREEMENT

     AGREEMENT dated as of December 3, 1999 between Ingram Micro Inc., a Delaware corporation ("Ingram"), and SOFTBANK CORP., a Japanese corporation ("SOFTBANK").

     For good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), Ingram and SOFTBANK agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

     SECTION 1.01. Definitions. The following terms, as used herein, have the following meanings:

     "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person. For the purposes of this definition, "control" when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Commission" means the Securities and Exchange Commission.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Holders" means SOFTBANK and any other Person, who, pursuant to the terms hereof, shall become a party to or agree to be bound by the terms of this Agreement after the date hereof.

     "Ingram Class A Common Stock" means the Class A Common Stock, par value $0.01 per share, of Ingram.

     "Person" means an individual, corporation, partnership, limited liability company, trust, association or any other entity or organization.

     "Registrable Securities" means any shares of Ingram Class A Common Stock issued or issuable to a Holder upon exercise of the Warrant; provided that such securities shall cease to be Registrable Securities if and when (i) a registration statement with respect to the disposition of such securities shall have become effective under the


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Securities Act and such securities shall have been disposed of pursuant to such effective registration statement, (ii) such securities shall have been sold under circumstances in which all of the applicable conditions of Rule 144 (or any similar provisions then in force) are met, (iii) all such securities have been otherwise transferred to holders who may trade such securities without restriction under the Securities Act, and Ingram has delivered a new certificate or other evidence of ownership for such securities not bearing a restrictive legend, or (iv) in the opinion of Ingram's counsel, all such securities may be sold without any time, volume or manner limitations pursuant to Rule 144(k) (or any similar provision then in effect) under the Securities Act. In the event of any merger, reorganization, consolidation, recapitalization or other change in corporate structure affecting the Ingram Class A Common Stock, such adjustment shall be deemed to be made in the definition of "Registrable Securities" as is appropriate in order to prevent any dilution or enlargement of the rights granted pursuant to this Agreement.

     "Registration Expenses" means all (i) registration and filing fees, (ii) fees and expenses of compliance with securities or blue sky laws, (iii) printing expenses, (iv) internal expenses of Ingram, (v) fees and disbursements of counsel for Ingram, (vi) customary fees and expenses for independent certified public accountants retained by Ingram, (vii) fees and expenses of any special experts retained by Ingram in connection with such registration, (viii) fees and expenses of listing the Registrable Securities on a securities exchange and (ix) reasonable fees and disbursements of one separate firm of attorneys for the Holders including Registrable Securities in such registration (which counsel shall be selected by Holders owning a majority of the Registrable Securities requested to be included in such registration by all stockholders and shall be reasonably acceptable to Ingram); but shall not include any underwriting fees or discounts or commissions attributable to the sale of Registrable Securities.

     "Rule 144" means Rule 144 under the Securities Act.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Warrant" means the Warrant to purchase 1,500,000 shares of Ingram Class A Common Stock dated the date hereof and issued to SOFTBANK.

                                   ARTICLE 2
                               SHELF REGISTRATION

     SECTION 2.01. Shelf Registration.

     (a) No later than December 31, 1999, Ingram shall prepare and file with the Commission a shelf registration statement (as amended and supplemented from time to


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time, the "Shelf Registration Statement") relating to the Registrable
Securities in accordance with Rule 415 under the Securities Act and will use its reasonable best efforts to cause such Shelf Registration Statement to be declared effective as soon as practicable thereafter and to keep such Shelf Registration Statement continuously effective and in compliance with the Securities Act and usable for resale of such Registrable Securities for a period commencing on the date on which the Commission declares such Shelf Registration Statement effective and ending on the sixth anniversary of the date hereof or such earlier date on which all Registrable Securities covered by such registration statement have been sold or cease to be Registrable Securities. Ingram shall not be liable for the failure of any such registration to become effective provided that Ingram complies with its obligations hereunder.

     (b) Ingram shall pay all Registration Expenses in connection with the Shelf Registration Statement. Each Holder shall pay all underwriting discounts and commissions and transfer taxes, if any, relating to the sale or disposition of such Holder's Registrable Securities pursuant to the Shelf Registration Statement.

     (c) Prior to the filing with the Commission of any Shelf Registration Statement or Subsequent Shelf Registration Statement (including any amendments thereto) and the distribution or delivery of any prospectus (including any supplements thereto), Ingram shall (i) provide draft copies thereof to the Holders and reflect in such documents all such comments as the Holders (and their counsel) reasonably may propose respecting the Selling Shareholders and Plan of Distribution sections (or equivalents) and (ii) furnish to each Holder such numbers of copies of a prospectus including a preliminary prospectus or any amendment or supplement to any prospectus, as applicable, in conformity with the requirements of the Securities Act, and such other documents, as such Holder may reasonably request in order to facilitate the public sale or other disposition of the securities owned by such Holder.

     SECTION 2.02. Registration Procedures.

     (a) The Holders will provide to Ingram at least 10 business days prior written notice of their desire to make any offer or sale of any Registrable Securities pursuant to the Shelf Registration Statement. If Ingram shall determine, in its good faith judgment, that to permit offers or sales pursuant to the Shelf Registration Statement would require Ingram to disclose material nonpublic information (a "Disadvantageous Condition"), Ingram may, by delivery of notice to the Holders within 5 days after Ingram's receipt of the written notice from the Holders described above, suspend offers and sales pursuant to the Shelf Registration Statement for a period (each such period, a "Blackout Period") of not more than 60 consecutive days from the date of Ingram's determination; provided that not more than two Blackout Periods may occur during any period of twelve consecutive months.


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     If Ingram determines to initiate a Blackout Period, Ingram shall deliver a notice to such effect to each Holder that has indicated (pursuant to the written notice referred to above) a desire to sell Registrable Securities and such Persons shall forthwith discontinue use of the prospectus and prospectus supplement contained in such registration statement and, if so directed by Ingram, shall deliver to Ingram all copies of the prospectus and prospectus supplement then covering such Registrable Securities current at the time of receipt of such notice.

     Each Holder shall furnish to Ingram in writing such information as Ingram may reasonably request in the context of such transactions, and shall otherwise cooperate with Ingram in connection with the Shelf Registration Statement. Ingram may exclude from the Shelf Registration Statement the Registrable Securities of any Holder if such Holder fails to furnish such reasonably requested information within three business days after receiving any request therefor. Each selling Holder agrees to promptly furnish additional information required to be disclosed in order to make the information previously provided to Ingram by such Holder not materially misleading.

     (b) Ingram agrees to supplement or amend the Shelf Registration Statement to the extent required by the Securities Act and to furnish to each Holder and each underwriter, if any, of the Registrable Securities copies of such amendment or supplement within (i) if delivery is to Japan, five business days of the effectiveness of such amendment or supplement or (ii) if delivery is within the United States, three business days of the effectiveness of such amendment or supplement. Each Holder agrees that, upon receipt of any notice from Ingram of the happening of any event requiring the preparation of an amendment or supplement, such Holder will forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Holder's receipt of the copies of the supplemented or amended prospectus contemplated above, and, if so directed by Ingram, such Holder will deliver to Ingram all copies in its possession of the most recent prospectus and supplement covering such Registrable Securities at the time of receipt of such notice; provided that if the Holder is so required pursuant to any such notice to discontinue disposition of Registrable Securities for more than 10 business days in the case of clause (i) above or 8 business days in the case of clause (ii) above, such discontinuation shall be counted as one of Ingram's permitted Blackout Periods under Section 2.02(a).

     (c) Ingram shall as promptly as practicable notify the Holders in writing if the Shelf Registration Statement ceases to be effective for any reason at any time during the period specified in Section 2.01(a) (other than because all Registrable Securities registered thereunder shall have been resold pursuant thereto or shall have ceased to be Registrable Securities), Ingram shall use all reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness thereof, and in any event shall within thirty days of such cessation of effectiveness amend the Shelf Registration Statement in a manner reasonably expected to obtain the withdrawal of the order


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suspending the effectiveness thereof, or file an additional shelf Registration
Statement covering all of the securities that as of the date of such filing are Registrable Securities (a "Subsequent Shelf Registration Statement"). If a Subsequent Shelf Registration Statement is filed, Ingram shall use all reasonable efforts to cause the Subsequent Shelf Registration Statement to become effective as promptly as is practicable after such filing and to keep such Subsequent Shelf Registration Statement continuously effective until the end of the period specified in Section 2.01(a).

     (d) Ingram will use its reasonable best efforts to register or qualify the Registrable Securities under such securities or blue sky laws of such jurisdictions in the United States as any Holder of Registrable Securities reasonably requests; provided that Ingram will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph, (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction. Ingram further agrees to use its reasonable best efforts to cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by Ingram are then listed.

     SECTION 2.03. Indemnification by Ingram. Ingram agrees to indemnify and hold harmless to the fullest extent permitted by law each Holder of Registrable Securities covered by the Shelf Registration Statement, its officers, directors and agents, and each Person, if any, who controls such Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages, liabilities and expenses caused by any untrue statement or alleged untrue statement of a material fact contained in the Shelf Registration Statement or any Subsequent Shelf Registration Statement or any prospectus relating to the Registrable Securities (as amended or supplemented if Ingram shall have furnished any amendments or supplements thereto) or any preliminary, summary or final prospectus or any amendments or supplements thereto, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading and Ingram will reimburse such Holders for any legal or any other expenses reasonably incurred by them in connection with investigating or defending such loss, claim, damage, liability or expense except insofar as such losses, claims, damages, liabilities or expenses are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information furnished in writing to Ingram by such Holder or on such Holder's behalf by an authorized representative of such Holder in either such case expressly for use therein; provided, that with respect to any untrue statement or omission or alleged untrue statement or omission made in any preliminary prospectus, or in any prospectus, as the case may be, the indemnity agreement contained in this paragraph shall not apply to the extent that any such loss, claim, damage, liability or expense results from the fact that a current copy of the prospectus (or, in the case of a prospectus, the prospectus as amended or supplemented) was not sent or given to the Person asserting any such loss, claim,


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damage, liability or expense at or prior to the written confirmation of the sale of the Registrable Securities concerned to such Person if it is determined that Ingram has timely provided such prospectus and it was the responsibility of such Holder to provide such Person with a current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) and such current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) would have cured the defect giving rise to such loss, claim, damage, liability or expense. Ingram also agrees to indemnify any underwriters of the Registrable Securities, their officers and directors and each Person who controls such underwriters on substantially the same basis as that of the indemnification of the Holders provided in this Section 2.03.

     SECTION 2.04. Indemnification by the Holders of Registrable Securities. The Holders of Registrable Securities included in the Shelf Registration Statement agree, on a basis that is joint and several as among all Holders who are Affiliates of one another (and several but not joint as among Holders who are not Affiliates), to indemnify and hold harmless to the fullest extent permitted by law (including without limitation reimbursement of Ingram for any legal or any other expenses reasonably incurred by it in investigating or defending such loss, claim, damage, liability or expense) Ingram, its officers, directors and agents and each Person, if any, who controls Ingram within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from Ingram to such Holders, but only (i) with respect to information furnished in writing by such Holders or on such Holders' behalf by an authorized representative of such Holder in either case expressly for use in the Shelf Registration Statement or any Subsequent Shelf Registration Statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto, or any preliminary, summary or final prospectus or any amendments or supplements thereto or (ii) to the extent that any loss, claim, damage, liability or expense described in Section 2.03 results from the fact that a current copy of the prospectus (or, in the case of a prospectus, the prospectus as amended or supplemented) was not sent or given to the Person asserting any such loss, claim, damage, liability or expense at or prior to the written confirmation of the sale of the Registrable Securities concerned to such Person if it is determined that Ingram has timely provided such a prospectus and it was the responsibility of a Holder to provide such Person with a current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) and such current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) would have cured the defect giving rise to such loss, claim, damage, liability or expense. Each Holder also agrees to indemnify and hold harmless underwriters of the Registrable Securities, their officers and directors and each Person who controls such underwriters on substantially the same basis as that of the indemnification of Ingram provided in this
Section 2.04.

     SECTION 2.05. Conduct of Indemnification Proceedings. In case any proceeding (including any governmental investigation) shall be instituted involving any Person in


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respect of which indemnity may be sought pursuant to Section 2.03 or 2.04, such
Person (an "Indemnified Party") shall promptly notify the Person against whom such indemnity may be sought (the "Indemnifying Party") in writing and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party, and shall assume the payment of all fees and expenses. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel, (ii) the Indemnified Party has been advised in writing by its counsel that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them or (iii) the Indemnifying Party shall have failed to assume the defense of such action within a reasonable period of time following receipt of the notice seeking indemnity referred to above or employ counsel reasonably satisfactory to the Indemnified Party. It is understood that the Indemnifying Party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties. In the case of any such separate firm for the Indemnified Parties, such firm shall be designated in writing by the Indemnified Party who had the largest number of Registrable Securities included in such registration. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent which consent shall not be unreasonably withheld, but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such proceeding.

     SECTION 2.06. Contribution. If the indemnification provided for hereunder is unavailable to the Indemnified Parties in respect of any losses, claims, damages or liabilities referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities (i) as between Ingram and the Holders on the one hand and the underwriters on the other, in such proportion as is appropriate to reflect the relative benefits received by Ingram and the Holders on the one hand and the underwriters on the other from the offering of the securities, or if such allocation is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits but also the relative fault of Ingram and the Holders on the one hand and of the underwriters on the other in connection with


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the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations and (ii) as between Ingram on the one hand and each Holder of Registrable Securities on the other, in such proportion as is appropriate to reflect the relative fault of Ingram and of each such Holder in connection with such statements or omissions, as well as any other relevant equitable considerations. The relative benefits received by Ingram and the Holders on the one hand and the underwriters on the other shall be deemed to be in the same proportion as the total proceeds from the offering (net of underwriting discounts and commissions but before deducting expenses) received by Ingram and the Holders bear to the total underwriting discounts and commissions received by the underwriters, in each case as set forth in the table on the cover page of the prospectus. The relative fault of Ingram and the Holders on the one hand and of the underwriters on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by Ingram and the Holders or by the underwriters. The relative fault of Ingram on the one hand and of each such Holder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

     Ingram and the Holders of Registrable Securities agree that it would not be just and equitable if contribution pursuant to this Section 2.06 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages or liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding anything to the contrary contained herein, in no event shall any (i) Holder be required to undertake liability to any Person under Sections 2.04, 2.05 or 2.06 for any amounts in excess of the dollar amount of the proceeds to be received by such Holder from the sale of such Holder's Registrable Securities (after deducting any fees, discounts and commissions applicable thereto) pursuant to any Shelf Registration Statement or Subsequent Shelf Registration Statement under which such Registrable Securities are to be registered under the Securities Act and (ii) underwriter be required to undertake liability to any Person hereunder for any amounts in excess of the aggregate discount, commission or other compensation payable to such underwriter with respect to the Registrable Securities underwritten by it and distributed pursuant to any Shelf Registration Statement or Subsequent Shelf Registration Statement. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The obligation of the Holders to contribute pursuant to Sections 2.04,


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2.05 or 2.06 shall be joint and several as among all Holders who are Affiliates of one another (and several but not joint as among Holders who are not Affiliates).

                                   ARTICLE 3
                                 MISCELLANEOUS

     SECTION 3.01. Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties hereto with respect to the subject matter hereof.

     SECTION 3.02. Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to another party hereto shall be in writing (including telecopier or similar writing) and shall be given to such party at its address set forth on the signature pages hereof, or to such other address as the party to whom notice is to be given may provide in a written notice to the party giving such notice, a copy of which written notice shall be on file with the Secretary of Ingram. If notice is given pursuant to this Section of a permitted successor or assign of a party to this Agreement, then notice shall thereafter be given as set forth above to such successor or assign of such party to this Agreement. Each such notice, request or other communication shall be effective at the time set forth in the Stock Purchase Agreement dated as of October 12, 1998 between the parties hereto.

     SECTION 3.03. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflicts of law rules of such state.

     SECTION 3.04. Successors, Assigns, Transferees. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by Ingram or any Holder, except that the Holder may assign its rights hereunder to any of its Affiliates; provided that each such transferee shall have executed and delivered to Ingram an instrument substantially in the form of Exhibit A hereto pursuant to which the transferee shall have agreed to be bound by the terms of this Agreement. This Agreement is binding upon the parties to this Agreement and their successors and permitted assigns and inures to the benefit of the parties to this Agreement and their successors and permitted assigns, if any. Neither this Agreement nor any provision hereof shall be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement.

     SECTION 3.05. Amendments; Waivers. No failure or delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver


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thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law. Neither this Agreement nor any term or provision hereof may be amended or waived except by an instrument in writing signed by the parties hereto.

     SECTION 3.06. Counterparts. This Agreement may be executed in two counterparts, each of which shall be an original with the same effect as if the signatures thereto and hereto were upon the same instrument.

     SECTION 3.07. Governing Law. THIS AGREEMENT AND ALL RIGHTS AND OBLIGATIONS ARISING HEREUNDER SHALL BE CONSTRUED AND DETERMINED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE, AND THE PERFORMANCE THEREOF SHALL BE GOVERNED AND ENFORCED IN ACCORDANCE WITH SUCH LAWS.

     SECTION 3.08. Waiver of Jury Trial, Etc. The parties hereto agree that they hereby irrevocably waive and agree to cause their respective Affiliates to waive, the right to trial by jury in any action to enforce, or interpreting, the provisions of this Agreement. Except as provided below, the parties agree that the appropriate, exclusive and convenient forums for any disputes between the parties hereto arising out of this Agreement shall be in any state or federal court sitting in the State of Delaware. Except as provided below, the parties hereto further agree that the parties will not bring suit with respect to any disputes arising out of this Agreement in any court or jurisdiction other than the above- specified courts; provided that the foregoing shall not limit the rights of the parties to obtain execution of judgment in any other jurisdiction. The parties hereto further agree, to the extent permitted by law, that final and nonappealable judgment against a party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment. Service of process in any action arising out of or relating to this Agreement shall be effective if delivered or sent in accordance with the provisions of Section 3.02.


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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                            INGRAM MICRO INC.

                                            By /s/ Michael J. Grainger
                                              ---------------------------------
                                              Name:  Michael J. Grainger
                                              Title: EVP/CFO Worldwide
                                              1600 Saint Andrew Place
                                              Santa Ana, CA  92705
                                              Telecopy:  714-566-7900

                                            SOFTBANK CORP.

                                            By /s/ Masayoshi Son
                                              ---------------------------------
                                              Name:  Masayoshi Son
                                              Title: President and CEO
                                              24-1, Nihonbashi - Hakozakicho
                                              Chuo-ku, Tokyo 103-8501, Japan
                                              Telecopy: 81-3-5641-3402


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                                                                      EXHIBIT A


                         FORM OF AGREEMENT TO BE BOUND


To the Parties to the Registration
Agreement dated as of
December ___, 1999

Dear Sirs:

     Reference is made to the Registration Agreement (the "Agreement") dated as of December 3, 1999 among Ingram Micro Inc. and SOFTBANK CORP.

     In consideration of the transfer of Registrable Securities (as defined in the Agreement) to the undersigned, the undersigned hereby confirms and agrees to be bound by all of the provisions of the Agreement.

     This letter shall be construed and enforced in accordance with the laws of the State of Delaware without regard to the conflicts of law rules of such state.

                                            Very truly yours,


                                            -----------------------------------
                                            Permitted Transferee